UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2016

ANADARKO PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices)

Registrant's telephone number, including area code (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On March 10, 2016, Anadarko Petroleum Corporation (the “Company”) notified employees of a workforce reduction program to align the size and composition of the Company’s workforce with its expected future operating and capital plans.
In connection with this workforce reduction program, the Company estimates that during 2016 it will record a total of approximately $380 million in pre-tax expenses related to employee-termination benefits, including expenses for cash severance costs, and expenses for acceleration of stock-based compensation and retirement benefit expenses. The expected 2016 expenses include approximately $260 million of cash expenditures related primarily to one-time severance costs and lump-sum retirement benefit payments related to non-qualified plans. The Company expects this program to be substantially implemented by March 31, 2016. These amounts are estimates, and the actual amounts may vary based on a number of factors, including timing and valuation of certain benefit-related payments. The Company anticipates providing additional information about its expected annual savings associated with these actions concurrent with the release of its first-quarter results in early May 2016.
This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide the Company’s current expectations, beliefs or forecasts of future events, particularly with regard to anticipated charges and cash expenditures related to workforce reductions. You should read these statements carefully because they involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, such forward-looking statements. No assurance, however, can be given that such expectations will prove to have been correct. For more information, please see “Risk Factors” in the Company’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION
(Registrant)

March 11, 2016	By:	/s/ AMANDA M. McMILLIAN
Amanda M. McMillian
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer